Exhibit 3.1

STOCK PURCHASE AND EXCHANGE AGREEMENT

STOCK PURCHASE AND EXCHANGE AGREEMENT, dated as of December 2, 2020 (this “Agreement”), is made by and among the investors listed on Exhibit A attached to this Agreement (each a “Purchaser” and together the “Purchasers”), Lena Phoenix (the “Selling Stockholder”) and Feel the World, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H

WHEREAS, concurrently with the execution of this Agreement, the Selling Stockholder is selling 1,104,371 shares (the “Secondary Shares”) of Class A Voting Common Stock, par value $0.0001 (the “Class A Voting Common Stock”), held by the Selling Stockholder to the Purchasers, and the Purchasers are purchasing the Secondary Shares from the Selling Stockholder for an aggregate purchase price of $3,750,002.17 (collectively, the “Founder Sale”);

WHEREAS, immediately following the consummation of the Founder Sale, (i) the Company wishes to sell to the Purchasers an aggregate of 2,576,863 shares (the “Purchased Shares”) of newly issued Series A Preferred Stock, par value $0.0001, of the Company (the “Series A Preferred Stock”), and the Purchasers wish to purchase from the Company the Purchased Shares, on the terms and subject to the conditions set forth herein (the “Stock Purchase”) and (ii) the Purchasers wish to exchange with the Company the Secondary Shares for an equal number of shares of Series A Preferred Stock (the “Exchanged Shares” and together with the Purchased Stock, the “Acquired Shares”) in a recapitalization governed by Section 368(a)(1)(E) of the Internal Revenue Code of 1986 (collectively, the “Recapitalization” and together with the Founder Sale and the Stock Purchase, the “Transactions”);

WHEREAS, the Company shall adopt and file with the Secretary of State of Delaware on or before the Closing (as defined below) the Second Amended and Restated Certificate of Incorporation of the Company in the form attached hereto as Exhibit B (the “Restated Certificate”); and

WHEREAS, certain capitalized terms used in this Agreement are defined in Schedule A of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Purchasers, the Selling Stockholder and the Company hereby agree as follows:

Article I
FOUNDER SALE; series a preferred STOCK PURCHASE

Section 1.01    Founder Sale. Upon the terms and subject to the conditions of this Agreement, the Purchasers and the Selling Stockholder hereby agree as follows:

(a)       Secondary Shares. At the Closing (and immediately prior to the Stock Purchase), the Selling Stockholder shall sell to the Purchasers, and each of the Purchasers

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hereby agrees to purchase from the Selling Stockholder that number of Secondary Shares set forth opposite each Purchaser’s name on Exhibit A, free and clear of any Liens, for a per Class A Voting Common Stock price of $3.3956, representing an aggregate purchase price of $3,750,002.17 (the “Secondary Price”), subject to and in accordance with Section 1.01(b).

(b)        Payment for Secondary Shares. In consideration for the purchase of the Secondary Shares from the Selling Stockholder, at the Closing (and immediately prior to the Stock Purchase), the Purchasers shall pay, or cause to be paid, to the Selling Stockholder an amount equal to the applicable Secondary Price set forth opposite each Purchaser’s name on Exhibit A, by wire transfer of immediately available funds to an account designated in writing by the Selling Stockholder to the Purchasers prior to the Closing Date (as defined below). At the Closing, the Selling Stockholder shall deliver to the applicable Purchasers a stock transfer power, in a form reasonably acceptable to such Purchaser, with respect to such Secondary Shares, evidencing the transfer of such Secondary Shares purchased from the Selling Stockholder to such Purchaser.

Section 1.02   Series A Preferred Stock Purchase; Exchange. Upon the terms and subject to the conditions of this Agreement, the Company and each Purchaser hereby agree as follows:

(a)          Stock Purchase. At the Closing (and immediately following the Founder Sale), the Company shall sell to each Purchaser, and each Purchaser hereby agrees to purchase from the Company, that number of Purchased Shares set forth opposite each Purchaser’s name on Exhibit A, free and clear of any Liens, for a per Series A Preferred Stock purchase price of $3.3956, representing an aggregate purchase price of $8,749,996.00 (the “Cash Purchase Price”).

(b)          Cash Payment for Purchased Shares. In consideration for the issuance by the Company of the Purchased Shares to the Purchasers, at the Closing (and immediately following the Founder Sale), each Purchaser shall pay, or cause to be paid, to the Company the applicable Cash Purchase Price, set forth opposite such Purchaser’s name on Exhibit A, in cash by wire transfer of immediately available funds to one or more accounts designated in writing by the Company to the Purchasers prior to the Closing Date, in accordance with Exhibit A hereto.

(c)          Exchange. At the Closing (and immediately following the Founder Sale), the Company shall exchange the Secondary Shares for the Exchanged Shares, which shares shall be free and clear of any Lien, in a recapitalization governed by Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as set forth on Exhibit A.

Section 1.03      Closing. The parties hereto shall cause the Transactions to be consummated on the date hereof (the “Closing Date”). The consummation of the Transactions (the “Closing”) shall take place remotely via the exchange of documents and signatures (or such other place as the parties may agree). For the avoidance of doubt, the Transactions shall be consummated in the following order, first the Founder Sale, then the Stock Purchase and then the Recapitalization.

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Section 1.04       Use of Proceeds. The Company shall use the proceeds from the issuance of the Purchased Shares for marketing and other general working capital purposes.

Article II
REPRESENTATIONS AND WARRANTIES OF THE company

Each of the Selling Stockholder and the Company hereby, jointly and severally, represents and warrants to the Purchasers that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule delivered by the Company to the Purchasers concurrently with the execution of this Agreement (the “Disclosure Schedule”).

Section 2.01      Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction, except where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Section 2.01 of the Disclosure Schedule sets forth each jurisdiction where the Company is qualified or licensed as a foreign corporation and each other jurisdiction in which the Company owns or leases real property or has employees.

Section 2.02      Capitalization.

(a)               Company Capitalization. The authorized capital of the Company consists, immediately prior to the Closing, of:

(i)                 20,000,000 shares of common stock, of which 19,824,168 shares of have been designated Class A Voting Common Stock, 6,079,351 shares of which are issued and outstanding immediately prior to the Closing and 175,832 shares have been designated Class B Non-Voting Common Stock, $0.0001 par value per share (the “Class B Non-Voting Common Stock”), all of which are issued and outstanding immediately prior to the Closing. All of the outstanding shares of Class A Voting Common Stock and Class B Non-Voting Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

(ii)              3,681,234 shares of Preferred Stock, of which all shares have been designated Series A Preferred Stock, none of which are issued and outstanding immediately prior to the Closing. The rights, privileges and preferences of the Preferred Stock are as stated in the Restated Certificate and as provided by the Delaware General Corporation Law.

(b)               The Company has reserved 818,181 shares of Class A Voting Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its 2016 Stock Incentive Plan duly adopted by the Board of Directors and approved by the Company stockholders (the “Stock Plan”). Of such reserved shares of Class A Voting Common Stock, no shares have been issued pursuant to restricted stock purchase agreements, options to purchase 315,000 shares have been granted and are currently outstanding, and 503,181

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shares of Class A Voting Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan. The Company has furnished to the Purchasers complete and accurate copies of the Stock Plan and forms of agreements used thereunder.

(c)               Section 2.02(c) of the Disclosure Schedule sets forth the capitalization of the Company immediately following the Closing including the number of shares of the following: (i) issued and outstanding Class A Voting Common Stock and Class B Non-Voting Common Stock; (ii) granted stock options, including vesting schedule and exercise price; (iii) shares of Class A Voting Common Stock reserved for future award grants under the Stock Plan; (iv) the Preferred Stock; and (v) warrants or stock purchase rights. Except for (A) the conversion privileges of the Acquired Shares to be issued under this Agreement, (B) the rights provided in the Investors’ Rights Agreement, and (C) the securities and rights described in Section 2.02(a)(ii) of this Agreement and Section 2.02(b) of this Agreement, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of Class A Voting Common Stock, Class B Non-Voting Common Stock or Series A Preferred Stock, or any securities convertible into or exchangeable for shares of Class A Voting Common Stock, Class B Non-Voting Common Stock or Series A Preferred Stock. All outstanding shares of the Company’s Class A Voting Common Stock and Class B Non-Voting Common Stock and all shares of the Company’s Class A Voting Common Stock underlying outstanding options are subject to a right of first refusal in favor of the Company upon any proposed transfer (other than transfers for estate planning purposes).

(d)               Except as may be set forth in the Company’s only existing stock option agreement and as referenced in the Stock Plan, none of the Company’s stock subscription, stock purchase agreements or stock option documents contains a provision for acceleration of vesting or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events, including without limitation in the case where the Company’s Stock Plan is not assumed in an acquisition. Except for Section 2.02(d) of the Disclosure Schedule, the Company has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means. Except as set forth in the Restated Certificate, the Company has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock.

(e)               Any “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Internal Revenue Code of 1986 (the “Code”) and the guidance thereunder) under which the Company makes, is obligated to make or promises to make, payments (each, a “409A Plan”) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. To the knowledge of the Company, no payment to be made under any 409A Plan is, or will be, subject to the penalties of Section 409A(a)(1) of the Code.

(f)                The Company has obtained valid waivers of any rights by other parties to purchase any of the Acquired Shares covered by this Agreement.

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Section 2.03   Subsidiaries. Except as set forth in Section 2.03 of the Disclosure Schedule, the Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. Except as set forth in Section 2.03 of the Disclosure Schedule, the Company is not a participant in any joint venture, partnSection 2.03   ership or similar arrangement. Except as set forth in Section 2.09(b) of the Disclosure Schedule, the Company has not made any investment or holds any interest in or has any outstanding loan or advance to any person. Each Subsidiary listed in Section 2.03 of the Disclosure Schedule is wholly-owned, directly or indirectly, by the Company and there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, agreements, arrangements or commitments of any kind relating to the issuance or sale of, or outstanding securities convertible into or exercisable or exchangeable for, any shares of capital stock of any class or other equity interests of any such Subsidiary. Each Subsidiary listed in Section 2.03 of the Disclosure Schedule is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, with full power and authority to conduct its business as is now being conducted and to own or use the properties and assets that it purports to own or use. Each Subsidiary listed in Section 2.03 of the Disclosure Schedule is duly qualified to do business as a foreign corporation, limited liability company or other legally recognized entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, except where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Subsidiary is, nor at the Closing will be, in violation of any provision of its organizational documents.

Section 2.04     Authority. All corporate action required to be taken by the Company’s Board of Directors and stockholders in order to authorize the Company to enter into the Transaction Documents, and to issue the Series A Preferred Stock at the Closing and the Class A Voting Common Stock issuable upon conversion of the Series A Preferred Stock, has been taken or will be taken prior to the Closing. All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Documents, the performance of all obligations of the Company under the Transaction Documents to be performed as of the Closing, and the issuance and delivery of the Acquired Shares has been taken or will be taken prior to the Closing. The Transaction Documents, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Investors’ Rights Agreement and the Indemnification Agreement may be limited by applicable federal or state securities laws.

Section 2.05      Valid Issuance of Shares. The Series A Preferred Stock and Exchanged Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Documents, applicable state and federal securities laws and Liens or encumbrances created by or imposed by

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the Purchasers. Assuming the accuracy of the representations of the Purchasers in Article IV of this Agreement, the Acquired Shares will be issued in compliance with all applicable federal and state securities laws. The Class A Voting Common Stock issuable upon conversion of the Series A Preferred Stock has been duly reserved for issuance, and upon issuance in accordance with the terms of the Restated Certificate, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Documents, applicable federal and state securities laws and Liens or encumbrances created by or imposed by the Purchasers. Based in part upon the representations of the Purchasers in Article IV of this Agreement and in the Voting Agreement, the Common Stock issuable upon conversion of the Acquired Shares will be issued in compliance with all applicable federal and state securities laws.

Section 2.06      No Conflict; Required Filings and Consents.

(a)               The execution and delivery of this Agreement by the Company does not, the execution and delivery of the other Transaction Documents to which it is a party by the Company will not, and the performance of this Agreement and the other Transaction Documents to which it is a party by the Company (including the Stock Purchase) will not (i) conflict with or violate the Restated Certificate, the Company’s bylaws or any equivalent organizational documents of any of the Subsidiaries of the Company, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 2.06(b) have been obtained and all filings and obligations described in Section 2.06(b) have been made or complied with, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) conflict with, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, require consent, approval or notice under, give to others any right of termination, amendment, acceleration or cancellation of, require any payment under, or result in the creation or imposition of a Lien on any property or asset of the Company or any of its Subsidiaries pursuant to, any Contract to which the Company or any of its Subsidiaries is a party or any of its or any Subsidiary’s assets are bound; except as would not be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries.

(b)               The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement and the other Transaction Documents to which it is a party (including the Stock Purchase) by the Company will not require any consent, approval, order, permit, or authorization from, or registration, notification or filing with, any domestic or foreign governmental, regulatory or administrative authority, agency or commission, any court, tribunal or arbitral body, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental authority (a “Governmental Entity”), except the filing of any Form D, any reports required under Regulation A+, and blue sky filings required by applicable federal and state securities Laws, or, except as would not be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries taken as a whole, any other third party.

Section 2.07       Litigation. Other than as set forth in Section 2.07 of the Disclosure Schedule, since December 31, 2019, there has not been any litigation, suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the

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Company or any of its Subsidiaries or affecting the properties or assets of the Company or any of its Subsidiaries, or, as to matters related to the Company or any of its Subsidiaries, against any officer, director, manager, stockholder, member or key employee of the Company or any of its Subsidiaries in their respective capacities in such positions. Section 2.07 of the Disclosure Schedule includes a description of all litigation, claims, proceedings or, to the Company’s knowledge, investigations involving the Company or any of its Subsidiaries or any their respective officers, managers, members or key employees in connection with the Business, arising or existing since December 31, 2018.

Section 2.08     Intellectual Property.

(a)               Section 2.08(a) of the Disclosure Schedule contains a complete and accurate list of all known (i) Patents owned by the Company or any of its Subsidiaries or used or held for use by the Company or any of its Subsidiaries in the Business (“Company Patents”), registered Marks owned or purported to be owned by or filed in or issued under the name of the Company or used or held for use by the Company in the Business and material unregistered Marks owned or purposed to be owned by the Company or used or held for use by the Company in the Business (“Company Marks”) and Copyrights owned or purported to be owned by or filed in or issued under the name of the Company or used or held for use by the Company in the Business (“Company Copyrights”), in each case including, to the extent applicable, the date of filing, issuance or registration, the filing, issuance or registration number and the name of the body where the filing, issuance or registration was made, (ii) products and/or services currently or previously manufactured, performed, licensed, sold, distributed and/or otherwise made commercially available by the Company (the “Products”), (iii) licenses, sublicenses or other agreements under which the Company is granted rights by others in Intellectual Property (“Licenses In”), other than commercial off the shelf software that is made available for a total cost of less than $10,000, and (iv) licenses, sublicenses or other agreements under which the Company has granted rights to others in Intellectual Property (“Licenses Out”), (other than customer agreements entered into in the ordinary course of business, substantially in the form of the Company’s form of customer agreement, copies of which have been provided to the Purchasers). In the case of any licenses, sublicenses or other agreements disclosed pursuant to the foregoing clauses (iii) or (iv), Section 2.08(a) of the Disclosure Schedule also sets forth whether each such license, sublicense or other agreement is exclusive or non-exclusive.

(b)               Except as set forth on the corresponding subsection of Section 2.08(b) of the Disclosure Schedule:

(i)                 with respect to the Company Intellectual Property owned or purported to be owned by the Company, the Company exclusively owns such Company Intellectual Property, free and clear of all Liens;

(ii)              all Company Intellectual Property owned or purported to be owned by the Company that have been the subject of an application filed with, are issued by, or registered with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world are registered in the name of the Company; all Company Intellectual Property owned by or exclusively licensed to the Company that have been issued by, or registered with, or the subject of an

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application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world are currently in compliance with formal legal requirements (including without limitation, as applicable, payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and incontestability, and renewal applications), and, to the knowledge of the Company, all Company Intellectual Property owned by or exclusively licensed to the Company are valid and enforceable;

(iii)       [Reserved]

(iv)      no Company Patent has been or is now involved in any reissue, reexamination, inter-partes review, post-grant review, or opposition proceeding; all products made, used or sold under the Company Patents have been marked with the proper patent notice;

(v)       there are no pending or, to the knowledge of the Company, threatened claims against the Company alleging that any of the operation of the Business or any activity by the Company infringes or violates (or in the past infringed or violated) the rights of others in or to any Intellectual Property (“Third Party IP”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party IP or that any of the Company Intellectual Property is invalid or unenforceable;

(vi)       neither the operation of the Business, nor any activity by the Company, infringes or violates (or in the past infringed or violated) any Third Party IP or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party IP;

(vii)      the Company does not have any obligation to compensate any person for the use of any Intellectual Property; the Company has not entered into any agreement to indemnify any other person against any claim of infringement or misappropriation of any Intellectual Property; there are no settlements, covenants not to sue, consents, judgments, or orders or similar obligations that: (A) restrict the Company’s rights to use any Intellectual Property, (B) restrict the Company’s Business, in order to accommodate a third party’s Intellectual Property, or (C) permit third parties to use any Company Intellectual Property;

(viii)      the Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees and contractors for their use;

(ix)        all former and current employees, consultants and contractors of the Company have executed written instruments with the Company that assign to the Company all rights, title and interest in and to any and all (A) inventions, improvements, ideas, discoveries, developments, writings, works of authorship, know-

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how, processes, methods, technology, data, information and other intellectual property relating to the business of the Company or any of the products or services being researched, developed, manufactured or sold by the Company or that may be used with any such products or services and (B) Intellectual Property relating thereto; a valid and enforceable assignment to the Company for each Company Patents has been duly recorded with the U.S. Patent and Trademark Office and all similar offices and agencies anywhere in the world in which foreign counterparts are registered or issued;

(x)       to the knowledge of the Company, (A) there is no, nor has there been any, infringement or violation by any person or entity of any of the Company Intellectual Property or the Company’s rights therein or thereto and (B) there is no, nor has there been any, misappropriation by any person or entity of any of the Company Intellectual Property or the subject matter thereof;

(xi)       the Company has taken all reasonable security measures to protect the confidentiality and value of all Trade Secrets owned or purported to be owned by the Company or used or held for use by the Company in the Business;

(xii)      each Product substantially performs in accordance with its documented specifications and as the Company has warranted to its customers;

(xiii)      (A) the Company has not collected or used any personally identifiable information (“Personal Data”) from any third parties; (B) in connection with the collection and/or use of Personal Data that may be described in Section 2.08(b)(xiii)(A) of the Disclosure Schedule, the Company has complied with (1) all applicable statutes and regulations in all relevant jurisdictions and its publicly available privacy policy relating to the collection, storage, use and onward transfer of all Personal Data collected by the Company or by third parties having authorized access to the Company’s databases or other records (the “Privacy Requirements”) and (2) all applicable statutes and regulations concerning marketing, including, without limitation, those statutes and regulations concerning the transmission of commercial emails, text messages and other marketing materials and offers; (C) there is no restriction under Privacy Requirements that would limit the use of Personal Data; (D) the Company has security measures in place to protect all Personal Data under its control and/or in its possession and to protect such Personal Data from unauthorized access by any parties; (E) the Company’s hardware, software, encryption, systems, policies and procedures are sufficient to protect the privacy, security and confidentiality of all Personal Data in accordance with the Privacy Requirements; (F) the Company has not suffered any breach in security that has permitted any unauthorized access to the Personal Data under the Company’s control or possession; (G) the Company has required and does require all third parties to which it provides Personal Data and/or access thereto to maintain the privacy and security of such Personal Data, including by contractually obligating such third parties to protect such Personal Data from unauthorized access by and/or disclosure to any unauthorized third parties;

(xiv)     (A) the Company has security measures in place to seek to protect information relating to its customers (“Customer Data”) under its and its service

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providers’ possession or control from unauthorized access; and (B) the Company’s and its service providers’ hardware, software, encryption, systems, policies and procedures are sufficient to protect the security and confidentiality of all Customer Data. To the Company’s knowledge, neither the Company nor its service providers has suffered any breach in security that has permitted any unauthorized access to Customer Data;

Section 2.09     Agreements; Actions.

(a)               Except for the Transaction Documents and except as set forth on Section 2.09(a) of the Disclosure Schedule, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company or any of its Subsidiaries is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $100,000, (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Company, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iv) indemnification by the Company with respect to infringements of proprietary rights.

(b)               Except as set forth on Section 2.09(b) of the Disclosure Schedule, The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $250,000 or in excess of $1,000,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business. For the purposes of (a) and (b) of this Section 2.09, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

(c)               The Company is not a guarantor or indemnitor of any Indebtedness of any other Person.

Section 2.10     Securities and Exchange Commission (“SEC”) Filings.

(a)               As of the date hereof, the Company has made available complete and correct copies of (i) the Company’s annual report on Form 1-K for its fiscal year ended December 31, 2019, (ii) its proxy or information statements relating to meetings of the stockholders of the Company since December 27, 2016 and (iii) all of its other reports, schedules, forms, statements or other documents (including exhibits) filed with, or submitted to, the SEC and publicly available on or after December 27, 2016 and prior to the date of this Agreement (collectively, the “Company SEC Documents”).

(b)               Except as set forth in Section 2.10(b) of the Disclosure Schedule, since December 27, 2016 through the date hereof, the Company has timely filed with the SEC

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each report (including each report on Forms 1-U, 1-SA, 1-K), statement (including proxy statement), schedule, exhibit, form or other document or filing required by Applicable Law to be filed by the Company at or prior to the time so required. The Company is not required to be registered under the Exchange Act. No Subsidiary of the Company is required to file or furnish any report, statement, schedule, exhibit, form, certificate or other document with the SEC.

(c)               As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), including without limitation Regulation A promulgated under the Securities Act (“Regulation A”) and all other applicable Law.

(d)               As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), no Company SEC Document filed pursuant to Regulation A contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Company SEC Document that is an offering statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act or Regulation A, as of the date such offering statement or amendment was qualified, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)               The Company has made available to the Purchasers correct and complete copies of all comment letters received by the Company from the SEC relating to the Company SEC Documents since January 1, 2019, together with all written responses of the Company thereto. Since the date of the Company’s annual report on Form 1-A for its fiscal year ended December 31, 2019 and as of the date hereof, (i) there are no outstanding or unresolved comments received by the Company from the SEC that would be required to be disclosed under Regulation A, and (ii) to the knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing investigation by the SEC.

(f)                The Company (i) conducted its offer of Class B Non-Voting Common Stock in accordance with Regulation A, which offering was terminated on or about February 15, 2018 and (ii) has made all required filings under applicable “blue sky” laws.

(g)               The Company engaged Computershare Limited (“Computershare”) to serve as its transfer agent on or about March 31, 2018 and Computershare is the current transfer agent for the Company.

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Section 2.11       Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents (i) complied as to form, as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of unaudited financial statements, for the absence of footnotes, none of which, if presented, would materially differ from those in the audited financial statements and product return accruals are performed once per fiscal year), and (iii) fairly presented (except as may be indicated in the notes thereto) in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods presented therein (subject to normal recurring year-end adjustments in the case of any unaudited interim financial statements that would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole).

(b)               Neither the Company nor any of its Subsidiaries is a party to, is subject to, or has any commitment to become a party to or subject to, any off balance sheet partnership or any similar Contract, including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act) where the result, purpose or effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Documents or in the Company’s or such Subsidiary’s published financial statements.

Section 2.12     Changes. Since December 31, 2019, the Company and its Subsidiaries have conducted their respective business only in the ordinary course of business and, except as set forth in Section 2.12 of the Disclosure Schedule, there has not been:

(a)          any change in the assets, liabilities, condition (financial or other), properties, business or operations of the Company or any of its Subsidiaries, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or would be reasonably likely to have a Material Adverse Effect;

(b)          any Lien placed on any of the properties of the Company or any of its Subsidiaries, other than purchase money liens and liens for taxes not yet due and payable;

(c)          other than the sale of inventory in the ordinary course of business, any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, or exclusive license of any material properties or assets by the Company or any of its Subsidiaries, including any of their Intellectual Property;

(d)           any damage, destruction or loss, whether or not covered by insurance, that has had or could be reasonably likely to have a Material Adverse Effect;

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(e)          any labor dispute or claim of unfair labor practices involving the Company or any of its Subsidiaries, any change in the compensation payable or to become payable by the Company or any of its Subsidiaries to any of its officers or employees other than normal increases to employees made in the ordinary course of business, or any bonus or severance payment or arrangement made to or with any of such officers or employees or any establishment or creation of any employment, deferred compensation or severance arrangement or employee benefit plan with respect to such persons or the amendment of any of the foregoing;

(f)           any resignation, termination or removal of any officer of the Company or any of its Subsidiaries or loss of key personnel of the Company or any of its Subsidiaries or change in the terms and conditions of the employment or engagement of the Company’s or any Subsidiary’s officers, directors or key personnel;

(g)           any payment or discharge of a Lien or Liability of the Company or any of its Subsidiaries which was not shown on the Company’s most recent publicly filed balance sheet or incurred in the ordinary course of business thereafter;

(h)          (i) any contingent Liability incurred by the Company or any of its Subsidiaries, including as guarantor or otherwise with respect to the obligations of others or any cancellation of any debt owed to the Company or (ii) any claim owing to, or waiver of any right of, the Company or any of its Subsidiaries, including any write-off or compromise of any accounts receivable other than in the ordinary course of business;

(i)            any Liability incurred by the Company or any of its Subsidiaries to any of their respective officers, managers, stockholders, members or employees, or any loans or advances made by the Company or any of its Subsidiaries to any of their respective officers, managers, members or employees, except normal compensation and expense allowances payable to officers or employees in the ordinary course of business;

(j)            any material change in accounting methods or practices, collection policies, pricing policies or payment policies of the Company or any of its Subsidiaries;

(k)           any material loss, or any known development that would reasonably be expected to result in a material loss, of any significant supplier, licensor, licensee, customer, distributor or account of the Company or any of its Subsidiaries;

(l)             except as provided in this Agreement, any amendment or termination of any Material Contract to which the Company or any of its Subsidiaries is a party or by which it is bound;

(m)           any arrangements relating to any royalty or similar payment based on the revenues, profits or sales volume of the Company or any of its Subsidiaries, whether as part of the terms of the Company’s or any of its Subsidiaries equity interests or by any separate agreement;

(n)             any material change by the Company or any of its Subsidiaries in methods of accounting for Tax purposes, any Tax election or any revocation thereof, or any settlement of any Tax audit, litigation or other proceeding;

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(o)          any other material transaction entered into by the Company or any of its Subsidiaries other than transactions in the ordinary course of business; or

(p)          any agreement or understanding whether in writing or otherwise, for the Company or any of its Subsidiaries to take any of the actions specified in paragraphs (a) through (o) above.

Section 2.13     Employee Matters.

(a)          As of the date hereof, the Company employs forty-five (45) full-time employees and five (5) part-time employees and engages fourteen (14) consultants or independent contractors. Section 2.13(a) of the Disclosure Schedule sets forth a description of all compensation, including salary, bonus, severance obligations and deferred compensation paid or payable for each officer, employee, consultant and independent contractor of the Company who received compensation in excess of $100,000 for the fiscal year ended December 31, 2019 or is anticipated to receive compensation in excess of $100,000 for the fiscal year ending December 31, 2020

(b)          To the Company’s knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature), or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of the Transaction Agreements, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(c)          The Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification and collective bargaining. The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(d)          To the Company’s knowledge, no Key Employee intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as a Key Employee. The Company does not have a present intention to terminate the employment of any of the foregoing. The employment of each employee of the Company is terminable at the will of the Company. Except as set forth in Section 2.13(c) of the Disclosure Schedule or as required by law, upon termination of the employment of any such employees, no

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severance or other payments will become due. Except as set forth in Section 2.13(c) of the Disclosure Schedule, the Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(e)          The Company has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of the Company’s board of directors.

(f)           Section 2.13(f) of the Disclosure Schedule sets forth each employee benefit plan maintained, established or sponsored by the Company, or which the Company participates in or contributes to, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Company has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied in all material respects with all applicable laws for any such employee benefit plan.

Section 2.14     Tax Returns and Payments. Except as set forth in Section 2.14 of the Disclosure Schedule, (a) there are no material federal, state, county, local or foreign taxes due and payable by the Company or any of its Subsidiaries which have not been timely paid; (b) there are no material accrued and unpaid federal, state, country, local or foreign taxes of the Company or any of its Subsidiaries which are due, whether or not assessed or disputed; (c) there have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency; and (d) the Company and all of its Subsidiaries has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

Section 2.15     Insurance Coverage. Section 2.15 of the Disclosure Schedule contains an accurate description of the insurance policies currently maintained by the Company and its Subsidiaries, including all coverage limits. To the knowledge of the Company, all such policies are enforceable and there are no claims pending against or by the Company or any of its Subsidiaries under any insurance policies currently in effect and covering the property, business or employees of the Company and its Subsidiaries, and all premiums due and payable with respect to the policies maintained by the Company or any of its Subsidiaries have been paid to date. To the Company’s knowledge, there is no threatened termination of any such policies or arrangements.

Section 2.16     Permits; Compliance. The Company and its Subsidiaries have (and after the Contribution, the Company and its Subsidiaries will have), in their possession, all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted (the “Company Permits”) in all material respects. All Company Permits are in full force and effect and, to the Company’s knowledge, will remain so after the Closing and no actual or possible suspension, cancellation, revocation, withdrawal, termination or modification of any Company Permit is pending or, to the knowledge of the Company, threatened. To the knowledge

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of the Company, it has not violated or failed to comply with any term or requirement of any Company Permit. The Company and its Subsidiaries are, and have been, and their respective operations are being and have heretofore been conducted, in compliance with all applicable Laws in all material respects.

Section 2.17     Corporate Records. The Restated Certificate and bylaws of the Company are in the form provided to the Purchasers. The copy of the minute books of the Company provided to the Purchasers contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and stockholders with respect to all material transactions referred to in such minutes. Each of the provisions set forth in the Restated Certificate and bylaws from and after the Closing will be, in full force and effect. The Company is not in violation of any provision of its governing documents and, at the Closing, will not be in violation of any provision of the Restated Certificate. The copies of such records, as made available to the Purchasers, are true and complete copies of the originals of such documents.

Section 2.18     Environmental Matters.

(a)               Each of the Company and its Subsidiaries (i) are and have been in compliance in all material respects with all applicable Environmental Laws, (ii) hold and have held all Environmental Permits necessary to conduct the business of the Company and its Subsidiaries and (iii) are and have been in compliance in all respects with its Environmental Permits.

(b)               To the Company’s knowledge, neither the Company nor any of its Subsidiaries has ever released Hazardous Materials on any real property owned or leased by the Company or its Subsidiaries or, during their ownership or occupancy of such property, on any property formerly owned or leased by the Company or its Subsidiaries.

Section 2.19     Assets; Absence of Liens. The Company and its Subsidiaries have good, valid and (if applicable) marketable title, or in the case of leased or licensed properties and assets, to the Company’s knowledge, valid leasehold or license interests, to all properties and assets used in its business and to those assets reflected on its last publicly filed balance sheet or acquired by it after the date thereof (except for properties disposed of since that date in the ordinary course of business) (all such properties and assets being the “Assets”), free and clear of Liens, except for as set forth in Section 2.12 of the Disclosure Schedule and (a) Liens for Taxes not yet due and payable, (b) statutory and other minor Liens that are immaterial in value and do not materially impair the operations of the Company or any of its Subsidiaries (and, after the Contribution, the Company or any of its Subsidiaries), (c) any encumbrances of the lessors of any leased properties, and (d) any rights of the licensors of licensed properties and assets. The property and assets of the Company and its Subsidiaries are sufficient for the conduct of the Business, except as set forth in Section 2.19 of the Disclosure Schedule. With respect to the property and assets leased or licensed by the Company or any of its Subsidiaries, the Company or such Subsidiary is in compliance in all material respects with such leases and licenses, as applicable.

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Section 2.20      Owned Real Property. Neither the Company nor any of its Subsidiaries owns any real property.

 Section 2.21      Brokers. Except as set forth in Section 2.21 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the origination, negotiation or execution of this Agreement or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 2.22       Affiliate Transactions. Except as set forth in Section 2.22 of the Disclosure Schedule, there are no Contracts between the Company or any of its Subsidiaries, on the one hand, and (i) any respective present or former member, stockholder, manager, director, officer or employee of the Company or any of its Subsidiaries, or (ii) to the knowledge of the Company any member of such officer’s, manager’s, director’s, employee’s, member’s or stockholder’s immediate family, or any person controlled by such officer, manager, director, employee, member or stockholder or his or her immediate family, on the other hand, other than the employment agreement with Steven Sashen and the employment relationship with the Key Holder and customary employment benefits of the Company provided thereunder. Except as set forth in Section 2.22 of the Disclosure Schedule, no member, stockholder, manager, director, officer or employee of the Company or any of its Subsidiaries, or to the knowledge of the Company, any of their respective spouses or family members, owns directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or manager or in another similar capacity of, any competitor, customer or supplier of the Company or any of its Subsidiaries, or any organization which has a contract or arrangement with the Company or any of its Subsidiaries.

Section 2.23       Illegal Payments. None of the Company, any of its Subsidiaries, nor, to the Company’s knowledge, any person affiliated with the Company or any of its Subsidiaries is the subject of any pending legal, arbitration or other governmental proceeding by any governmental authority and, to the knowledge of the Company, no such proceeding is contemplated, alleging that either the Company or any of its Subsidiaries or any such person on behalf of the Company or any of its Subsidiaries has offered, made or received on behalf of the Company or any of its Subsidiaries any illegal payment or contribution of any kind, directly or indirectly, including payments, gifts or gratuities, to any person, including any United States federal, state, local or foreign government officeholder, official, employee or agent or any candidate therefor.

Section 2.24      Solvency. Neither the Company nor any of its Subsidiaries has: (a) made a general assignment for the benefit of creditors; (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (c) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (d) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (e) admitted in writing its inability to pay its debts as they come due; or (f) made an offer of settlement, extension or composition to its creditors generally.

Section 2.25      Product Warranty. Since December 31, 2015, each product sold by the Company has been in conformity with all applicable material contractual commitments and all

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express and implied warranties. The Company does not have liability in excess of the reserve for product warranty claims set forth on the face of the Company’s most recent publicly filed balance sheet. Section 2.25 sets forth a complete and accurate copy of the Company’s product warranty policies in effect on the date hereof (the “Product Warranty”). No product sold by the Company prior to the Closing Date is subject to any warranty other than the Product Warranty.

Section 2.26      Product Liability. No claim is pending or, to the Company’s knowledge, threatened, against any Company alleging an injury to individuals or damage to property as a result of the ownership, possession, or use of any product sold by the Company prior to the Closing Date.

Article III
REPRESENTATIONS AND WARRANTIES OF the SELLING STOckholder

The Selling Stockholder hereby represents and warrants to the Purchasers that the statements contained in this Article III are true and correct, subject in all respects to the Company’s Disclosure Schedule.

Section 3.01     Authorization and Non-Contravention. The Selling Stockholder has full right, authority, power and capacity to enter into this Agreement and all other Transaction Documents executed by her pursuant hereto and to carry out the transactions contemplated hereby and thereby. This Agreement and all such other Transaction Documents are valid and binding obligations of the Selling Stockholder enforceable in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity. The execution, delivery and performance of this Agreement and all agreements, documents and instruments executed by the Selling Stockholder pursuant hereto have been duly authorized by all necessary action on the part of the Selling Stockholder. The execution, delivery and performance by the Selling Stockholder of this Agreement and all such other Transaction Documents do not and will not: (a) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any material contract, agreement, obligation, permit, license or authorization to which the Selling Stockholder is a party or by which the Selling Stockholder or her assets is bound; (b) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any Law applicable to the Selling Stockholder; or (c) require from the Selling Stockholder any notice to, declaration or filing with, or consent or approval of, any Governmental Entity other third party (that has not already been obtained).

Section 3.02     Ownership. The Selling Stockholder is the sole record owner of six million (6,000,000) shares of Class A Voting Common Stock of the Company, free and clear of any Liens. Except as contemplated by this Agreement and the other Transaction Documents, the Selling Stockholder is not a party to, nor are the shares of Class A Voting Common Stock held by the Selling Stockholder subject to, (a) any option, warrant, purchase right, right of first refusal, call, put or other contract or agreement that could require the Selling Stockholder to sell, transfer or otherwise dispose of such Class A Voting Common Stock or (b) any voting trust,

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proxy or other contract or agreement relating to the voting or disposition of such Class A Voting Common Stock. At the Closing, pursuant to the Founder Sale, the Purchasers will acquire good and valid title to the Secondary Shares, free and clear of any Liens.

Section 3.03      Access to Information. Except for the representations and warranties contained in this Agreement, the Selling Stockholder is not relying, and has not relied, upon any communication (written or oral) of the Company, the Purchasers or any agent or affiliate of the Company or the Purchasers with respect to the legal, accounting, tax or other implications of this Agreement or the transactions contemplated hereby. The Selling Stockholder has conducted her own analysis of the legal, accounting, tax and other implications of this Agreement or the transactions contemplated hereby. The Selling Stockholder has consulted with her own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent deemed necessary. The Selling Stockholder has made her own independent investment decisions to enter into this Agreement and as to whether this Agreement is appropriate or proper based upon her own judgment and upon any advice from her advisors as she has deemed necessary and not upon any view expressed by the Company, the Purchasers or any of the Company’s or any Purchaser’s agents or affiliates. The Selling Stockholder is entering into this Agreement with a full understanding of all of the terms, conditions and risks hereof (economic and otherwise), is capable of evaluating and understanding (on her own behalf or through independent professional advice) and of assuming, and understands and accepts, such terms, conditions and risks. As a result, the Selling Stockholder is capable of evaluating (either by her or through her representatives) the merits and risks of the transactions and covenants contemplated by this Agreement, including the sale of the Secondary Shares. The Selling Stockholder hereby acknowledges that any future sale of shares of the Company’s Class A Voting Common Stock could be at a premium or a discount to the purchase price set forth herein, and such sale could occur at any time or not at all.

Section 3.04     Litigation. There are no claims, actions, suits, proceedings, arbitrations, governmental inquiry or investigation pending against the Selling Stockholder or any assets or properties of the Selling Stockholder, including any shares of Class A Voting Common Stock held by the Selling Stockholder, that would have an adverse effect on the ability of the Selling Stockholder to perform her obligations under this Agreement or any of the other Transaction Documents or consummate the transactions contemplated hereby or thereby.

Section 3.05      Investment Banking; Brokerage Fees. Except as set forth on Section 3.05 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Selling Stockholder in connection with the origination, negotiation or execution of this Agreement or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Selling Stockholder.

Section 3.06       Prior Legal Matters. Except as set forth in Section 3.06 of the Disclosure Schedule, the Selling Stockholder has not been (a) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for her business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) subject to any order, judgment, or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or

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temporarily enjoining him or her from engaging, or otherwise imposing limits or conditions on his or her engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (d) found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

Section 3.07     U.S. Person. The Selling Stockholder is a United States person within the meaning of Section 7701(a)(30) of the Code

Article IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASERs

Each Purchaser hereby represents and warrants to the Company that the statements contained in this Article IV are true and correct.

Section 4.01     Investment Status. The Purchaser is acquiring the Acquired Shares for its own account, for investment only and not with a view to, or any present intention of, effecting a distribution of such securities or any part thereof except pursuant to a registration or an available exemption under applicable law. The Purchaser acknowledges that the Acquired Shares have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state laws or an exemption from such registration is available.

Section 4.02     Authority and Non-Contravention.

(a)               The Purchaser has full right, authority and power under its partnership or operating agreement, as the case may be, to enter into this Agreement and all other Transaction Documents executed by it pursuant hereto and to carry out the transactions contemplated hereby and thereby. This Agreement and all such other Transaction Documents are valid and binding obligations of the Purchaser enforceable in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity. The execution, delivery and performance of this Agreement and all agreements, documents and instruments executed by the Purchaser pursuant hereto have been duly authorized by all necessary action on the part of the Purchaser.

(b)               The execution, delivery and performance by the Purchaser of this Agreement and all such other Transaction Documents do not and will not: (i) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any material contract, agreement, obligation, permit, license or authorization to which the Purchaser is a party or by which the Purchaser or its assets is bound, or any provision of each its organizational documents; (ii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any Law applicable to it;

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or (iii) require from it any notice to, declaration or filing with, or consent or approval of, any Governmental Entity other third party (that has not already been obtained).

Section 4.03       Accredited Investor. The Purchaser is an “accredited investor” as defined by Rule 501(a) of Regulation D of the Securities Act.

Section 4.04       Investment Banking; Brokerage Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the origination, negotiation or execution of this Agreement or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser or any of its affiliates (excluding the Company).

Section 4.05       Access to Information. The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Acquired Shares with the Company’s management and has had an opportunity to review the Company’s facilities. The foregoing, however, does not limit or modify the representations and warranties of the Company in Article II or the Selling Stockholder in Article III of this Agreement or the right of the Purchaser to rely thereon. The Purchaser has conducted its own analysis of the legal, accounting, tax and other implications of this Agreement or the transactions contemplated hereby. The Purchaser has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent deemed necessary by the Purchaser. The Purchaser has made its own independent investment decisions to enter into this Agreement and as to whether this Agreement is appropriate or proper based upon its own judgment and upon any advice from its advisors as it has deemed necessary and not upon any view expressed by the Company, the Selling Stockholder or any of the Company’s or any Selling Stockholder’s agents or affiliates. The Purchaser is entering into this Agreement with a full understanding of all of the terms, conditions and risks hereof (economic and otherwise), is capable of evaluating and understanding (on its own behalf or through independent professional advice) and of assuming, and understands and accepts, such terms, conditions and risks. As a result, the Purchaser is capable of evaluating (either by its or through its representatives) the merits and risks of the transactions and covenants contemplated by this Agreement. The foregoing, however, does not limit or modify the representations and warranties of the Company in Article II or the Selling Stockholder in Article III of this Agreement or the right of the Purchaser to rely thereon.

Article V
ADDITIONAL AGREEMENTS

Section 5.01       No Public Announcement. Other than as required by Law or applicable securities laws, neither the Company or the Selling Stockholder, on the one hand, or the Purchasers, on the other hand, will issue any press release, announcement or disclosure relating to this Agreement unless required by Law (such determination based upon the advice of external counsel) or with the prior written consent of the other party.

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Section 5.02     Restrictive Covenants.

(a)               For and in consideration of the payments paid to the Selling Stockholder as contemplated by this Agreement, the receipt and sufficiency of which is hereby acknowledged, the Selling Stockholder covenants and agrees for a period starting on the Closing Date and ending on the later of three (3) years after the Closing Date or immediately following the termination of the Selling Stockholder’s employment with, or provisions of other services (including Board representation) to, the Company (the “Restricted Period”), that the Selling Stockholder will not, directly or indirectly (including by or through any affiliate) without the prior written consent of the Board of Directors, including one Preferred Director, and the Company, for or on behalf of any person other than the Company or their respective affiliates:

(i)                 become interested or engaged, directly or indirectly, as a shareholder, member, officer, director, employee, partner, agent, contractor with, or in any manner associated with, or give any form of assistance to any person engaged in the United States or Europe in the footwear business of the Company and its Subsidiaries (other than passive investments of less than 5% of the outstanding stock of any publicly traded person, or passive investments in funds where the Selling Stockholder has no ability to control or exercise managerial influence over such funds and otherwise has no active participation in such funds, the investments of such funds or the entities in which such funds invest);

(ii)              take any action that has, or is designed or intended to have, the effect of discouraging any lessor, licensor, licensee, subscriber, customer, supplier, client or other business associate of the Company or its Subsidiaries from maintaining the same business relationship with the Company and its Subsidiaries during the Restricted Period as it maintained with the Company and its Subsidiaries prior to, or at any prior time during, the Restricted Period;

(iii)            solicit, persuade or attempt to solicit or persuade any person that is a customer, supplier, client or other business associate of the Company or its Subsidiaries, not to hire or otherwise conduct business with the Company and its Subsidiaries or to reduce the amount of business it conducts with the Company or its Subsidiaries; or

(iv)             hire, enter into any agreement or arrangement with, or solicit the employment or engagement of, any person that (A) as of the Closing Date or at any time during the Restricted Period is, and/or (B) at any time within one (1) year preceding the Closing Date was, an employee of the Company or its Subsidiaries, in each case unless such person has not been employed or retained by the Company or any of its Subsidiaries for a period in excess of six months.

(b)               The parties hereby acknowledge and agree that the provisions of this Section 5.02 are essential to the transactions contemplated hereby. It is the desire and intent of the parties that the provisions of this Section 5.02 be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought.

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(c)               If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.02 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall be directed to reduce the scope, duration or area of the term or provision, to delete such term or provision or specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(d)               The Selling Stockholder acknowledges that (i) the Purchasers would not have consummated the transactions contemplated hereby without the restrictions contained in this Section 5.02 and (ii) as a result of the consummation of the Transactions, the Selling Stockholder will receive substantial consideration for selling goodwill of the Company.

Section 5.03     Release. For value received, the receipt of which is hereby acknowledged by the Selling Stockholder, as of the Closing Date the Selling Stockholder (on behalf of herself and her family members, heirs, executors, administrators, equityholders, directors, officers, members, managers, partners, agents, employees, attorneys, consultants, creditors, subsidiaries, affiliates, representatives and professional advisors and their respective predecessors, successors and assigns) hereby irrevocably, unconditionally and fully releases (and covenants not to sue) the Company and the Purchasers and their respective affiliates and current and former equityholders, directors, officers, members, managers, partners, agents, employees, attorneys, consultants, creditors, subsidiaries, affiliates, representatives and professional advisors and their respective predecessors, successors and assigns (collectively, the “Released Parties”) from any and all obligations, demands, actions, causes of action, suits, counterclaims, set-offs, defenses, controversies, acts and omissions, liabilities in law and in equity, known or unknown, suspected or unsuspected, which the Party has or ever had against the Released Parties (incorporating herein the releases provided for in Section 3.03 above) (collectively, the “Releases”). The provisions of these Releases are severable. If any provision hereof is declared invalid or unenforceable, that will not affect the validity and enforceability of any other provision of these Releases.

With full awareness and understanding of this provision, the Selling Stockholder hereby waives all rights that this provision or any comparable provision under any state, federal or non-U.S. law may give to the Selling Stockholder as well as under any other statute or common law principles of similar effect. The Selling Stockholder intends the Releases to apply fully to claims that the Selling Stockholder does not presently know or suspect to exist at this time. The Selling Stockholder understands that the facts with respect to which the Releases are given may hereafter prove to be different from the facts now known or believed by her, and the Selling Stockholder hereby accepts and assumes the risk thereof and agrees that this Agreement shall be and shall remain, in all respects, effective and not subject to termination or rescission by reason of any such difference in facts. The Releases herein shall be construed broadly as general releases. The Selling Stockholder shall never, directly or indirectly, commence, aid in any way, prosecute or cause to be commenced or prosecuted any action, suit or other legal proceeding against any of the Released Parties arising out of or relating, directly or indirectly, to any of the Releases. Notwithstanding the foregoing, the Releases describe in this Section 5.03 shall not apply to any

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action that is the result of fraud or willful misconduct by any of the Released Parties or otherwise limit the Selling Stockholder from complying with any Law.

Section 5.04      Insurance. The Company shall use commercially reasonable efforts to, within ninety (90) days of the Closing, amend the Company’s insurance policy in an amount and on terms and conditions satisfactory to the Board of Directors, including the consent of at least one Preferred Director (as such term is defined in the Voting Agreement).

Section 5.05      PIAA. The Company shall use commercially reasonable efforts to, within ninety (90) days of the Closing, amend its standard form of Proprietary Information and Assignment Agreement, in a form reasonably acceptable to the Purchasers.

Section 5.06      Option Plan. The Company shall use best efforts to, within ninety (90) days of the Closing, amend its Stock Plan to authorize an aggregate of 796,424 shares for issuance under the Stock Plan.

Article VI
CONDITIONS OF OBLIGATIONS AT CLOSING

Section 6.01      Conditions of the Purchasers’ Obligations at Closing. The obligations of the Purchasers under Section 1.01 and Section 1.02 of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions:

(a)               Third-Party Consents. The Company and the Selling Stockholder shall receive (and shall have delivered evidence thereof reasonably satisfactory to the Purchasers of) all necessary consents, waivers and approvals with respect to the Transactions under those contracts set forth on Section 6.01(a) of the Disclosure Schedule, except where such consent, waiver or approval has been waived in writing by the Purchasers;

(b)               Representations and Warranties. The representations and warranties of the Company and the Selling Stockholder contained in Article II and Article III, respectively, shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing Date.

(c)               Performance. The Company and the Selling Stockholder shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by such party on or before the Closing. Notwithstanding the foregoing, the Founder Sale shall be completed simultaneous with the Closing in compliance with all applicable Laws and, in connection therewith, the Selling Stockholder shall deliver to the Purchasers a stock transfer power evidencing the transfer of the Secondary Shares purchased from the Selling Stockholder by the Purchasers.

(d)               Compliance Certificate. The President of the Company shall deliver to the Purchasers at the Closing a certificate stating that the conditions specified in Section 6.01(b) and Section 6.01(c) have been fulfilled and stating that there shall have been no material adverse change in the business, affairs, prospects, operations, properties, assets or condition of the Company since the date of incorporation.

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(e)               Secretary’s Certificates. The Secretary of the Company shall deliver to the Purchasers at the Closing a certificate stating that the copies of the Company’s Restated Certificate and Amended and Restated Bylaws and Board of Director and stockholder resolutions relating to the sale of the Purchased Shares and issuance of the Exchanged Shares attached thereto are true and complete copies of such documents and resolutions.

(f)                Qualification. Other than those filings required pursuant to applicable securities laws, all authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be duly obtained and effective as of the Closing.

(g)               Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the counsel for the Purchasers, and they shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

(h)               Board of Directors. The Company shall deliver the resignations of Dennis Driscoll and Michele Demark from the Board of Directors and the post-Closing directors of the Company shall be Lena Phoenix, Steven Sashen, Erin Edwards and Marc Schneider with one Board seat to remain vacant.

(i)                 Investors’ Rights Agreement. The Company and the Purchasers shall have entered into the Investors’ Rights Agreement in the form attached as Exhibit C (the “Investors’ Rights Agreement”).

(j)                 Voting Agreement. The Company, the Purchasers and each of the Key Holders listed on Schedule B attached thereto shall have entered into the Voting Agreement in the form attached hereto as Exhibit D (the “Voting Agreement”).

(k)               First Refusal and Co-Sale Agreement. The Company, the Purchasers and each of the Common Holders listed on Schedule A attached thereto shall have entered into the First Refusal and Co-Sale Agreement in the form attached hereto as Exhibit E (the “ROFR”).

(l)                 Management Services Agreements. Each of TZP Group Investments Manager, L.P. and the Company shall execute and deliver that certain Management Services Agreement in the form attached as Exhibit F (the “Management Services Agreement”);

(m)             Indemnification Agreement. The Company and each director nominated by the Purchasers shall execute and deliver to the Purchasers the Indemnification Agreement in the form attached as Exhibit G;

(n)               Proprietary Information and Assignment Agreements. Each of the Selling Stockholder and Steven Sashen shall execute and deliver the Proprietary Information and Assignment Agreement in the form attached as Exhibit H (the “PIAA”);

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(o)               Opinion of Company Counsel. The Purchasers shall have received from Jones & Keller, P.C., counsel for the Company, an opinion, dated as of the Closing in the form attached as Exhibit I (the “Legal Opinion”);

(p)               Employment Agreement. Steven Sashen shall execute and deliver an employment agreement in the form attached as Exhibit J (the “Employment Agreement”);

(q)               Payoff Letters. The Company shall provide executed payoff letters from each party set forth on Section 6.01(q) of the Disclosure Schedule, except where such payoff letter has been waived in writing by the Purchasers; and

(r)                Management Rights Letter. The Selling Stockholder shall provide an executed management rights letter in the form attached as Exhibit K (the “MRL).

Section 6.02      Conditions of the Company’s and Selling Stockholder’s Obligations at Closing. The obligations of the Company and the Selling Stockholder to the Purchasers under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by the Purchasers:

(a)               Representations and Warranties. The representations and warranties of the Purchasers contained in Article IV shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing Date.

(b)               Payment of Secondary Price. Each Purchaser shall have delivered to the Selling Stockholder such Purchaser’s portion of the Secondary Price specified in Section 1.01(b) and Exhibit A.

(c)               Payment of Cash Purchase Price. Each Purchaser shall have delivered to the Company such Purchaser’s portion of the Cash Purchase Price specified in Section 1.02(b) and Exhibit A.

(d)               Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be duly obtained and effective as of the Closing.

Article VII
GENERAL PROVISIONS

Section 7.01     Survival of Warranties. Except with respect to the Fundamental Representations, the representations and warranties of the Company, the Selling Stockholder and the Purchasers, contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing for a period of twelve (12) months and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchasers or the Company. The Fundamental Representations shall survive the execution and delivery of this Agreement and the Closing until sixty (60) days after expiration of the applicable statute of limitations for the matters described in such representations and warranties.

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Section 7.02      Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient upon confirmation of receipt, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

(a)               if to the Purchasers, to the respective parties at their address as set forth on the signature page on Exhibit A, or to such e-mail address or address as subsequently modified by written notice given in accordance with this Agreement.

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

1900 N Street NW

Washington DC 20036

Attn: James A. Hutchinson

Tel No.: (202) 346-4293

Fax No.: (202) 204-7247

Email: jhutchinson@goodwinprocter.com

(b)        if to the Company or the Selling Stockholder:

Feel the World, Inc.

100 Technology Drive, Suite 315C

Broomfield, CO 80021

Attn: Lena Phoenix

Tel No.: (720) 259-0374

Fax No.: (303) 786-9292

Email: lena@xeroshoes.com

with a copy (which shall not constitute notice) to:

Jones & Keller, P.C.

1675 Broadway, 26th Floor

Denver, Colorado 80202

Attn: Melissa D. Hubbard

Tel No.: (303) 573-1600

Fax No.: (303) 573-8133

Email: mhubbard@joneskeller.com

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Section 7.03       Certain Definitions. Certain definitions used in this Agreement have been set forth on Schedule A.

Section 7.04       Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

Section 7.05       Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of the parties hereto.

Section 7.06      Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

Section 7.07       Incorporation of Exhibits. The Disclosure Schedule and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

Section 7.08       Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy at law or in equity.

Section 7.09      Governing Law; Dispute Resolution.

(a)               This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause application of the laws of any jurisdiction other than the State of Delaware.

(b)               In the event a dispute arises between the Parties arising out of or in connection with this Agreement (or the Transaction Documents) or the transactions or relationships it contemplates (a “Dispute”), the Parties shall attempt in good faith to negotiate a resolution to any Dispute for a period of at least 30 days after written notice of a Dispute is provided by a Party. The parties will consider in good faith whether to mediate the Dispute. If, after at least 30 days of good faith negotiations and/or mediation, the Parties have been unable to resolve the Dispute, a Party may file a demand for arbitration before the American Arbitration Association (or its successor) pursuant to its Commercial Arbitration Rules, which, except for emergency or interim relief (which may be addressed either through arbitration or in any court of competent jurisdiction), shall be the sole and exclusive forum for the resolution of any Disputes between the Parties. The arbitration will be conducted in Denver, Colorado before a single arbitrator if the amount in controversy is less than $100,000, or before three arbitrators if the amount in controversy exceeds that amount. At least one arbitrator shall have a minimum of 15 years of experience in securities laws and M&A transactions. The parties shall be given reasonable opportunity for discovery relevant to claims and defenses, including a reasonable

28

number of depositions as the Panel may conclude is warranted to permit each Party to have a fair opportunity to address the claims and defenses in the arbitration. The Panel will have the authority to award the costs of arbitration, including reasonable attorneys’ fees, as it deems appropriate. The Panel will endeavor to conduct the hearing in the matter within 180 days of confirmation of the members of the Panel, and shall render an award within 30 days of the conclusion of the hearing. The Federal Arbitration Act will apply to the arbitration and any award, and the parties agree that this agreement to arbitrate, and any arbitral award, may be enforced in the federal or state courts of Delaware, or any other court of competent jurisdiction.

(c)               TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 7.10       Fees and Expenses. At and contingent upon the Closing, the Company shall reimburse the Purchasers for $750,000 of their fees and expenses (including attorneys’ fees and expenses) in connection with the negotiation and the consummation of the transactions contemplated by this Agreement, in the amounts and as set forth on a flow of funds attached hereto as Schedule 7.10. Except as set forth in the preceding sentence, each party shall bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement.

Section 7.11        Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

Section 7.12       Attorneys’ Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of the Transaction Documents, the prevailing party, as determined by the finder of fact, shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

Section 7.13        Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail

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(including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 7.14    Entire Agreement. This Agreement (including the Exhibits and the Disclosure Schedule) and the other Transaction Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Purchasers, the Selling Stockholder and the Company have executed or has caused this Agreement to be executed as of the date first written above.

THE COMPANY:

FEEL THE WORLD, INC.

By: /s/ Lena Phoenix

Name: Lena Phoenix

Title: Chief Financial Officer and President

THE SELLING STOCKHOLDER:

LENA PHOENIX

/s/ Lena Phoenix

IN WITNESS WHEREOF, the Purchasers, the Selling Stockholder and the Company have executed or has caused this Agreement to be executed as of the date first written above.

THE PURCHASERS:

TZP GROUP INVESTMENTS, L.P.

By: TZP Group Investments GP, L.P.
Its: General Partner

By: TZP Group Investments GP, LLC
Its: General Partner

By: /s/ Samuel L. Katz
Name: Samuel L. Katz
Title: Managing Member

TZP Group HOLDINGS, L.P.

By: TZP Group Holdings GP, LLC
Its: General Partner

By: /s/ Samuel L. Katz
Name: Samuel L. Katz
Title: Managing Member

THE PURCHASERS:

JKLM ADVISORS, LLC

By: /s/ Marc Schneider

Name: Marc Schneider

Title: CEO / President

Schedule A

Definitions

(a)               As used in this Agreement, the following terms shall have the following meanings:

(i)                 “affiliate” or “Affiliate” of a specified person means in the case of an individual, an immediate family member of such specified person or a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such specified person.

(ii)              “Business” means the business of the Company and its Subsidiaries as currently conducted and proposed to be conducted.

(iii)            “business day” means any day on which banks are not required or authorized to close in New York, New York.

(iv)             “Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company, used or held for use by the Company in the Business or that was developed by or for the Company.

(v)               “Contract” means any note, bond, mortgage, deed of trust, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation (written or otherwise).

(vi)             “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

(vii)          “Environmental Laws” means any Federal, state or local statute, law, ordinance, regulation, rule, code or order of the United States, or any other jurisdiction and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, as in effect as of the date of this Agreement.

(viii)        “Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

(ix)             “Fundamental Representations” means Section 2.01 (Organization and Qualification), Section 2.02 (Capitalization), Section 2.04 (Authority), Section 2.05 (Valid Issuance of Shares), Section 2.14 (Tax), Section 3.01 (Authorization

and Non-Contravention), Section 3.02 (Ownership), and Section 4.02 (Authority and Non-Contravention).

(x)               “GAAP” means the United States generally accepted accounting principles.

(xi)             “Hazardous Materials” means (A) any petroleum, petroleum products, by products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (B) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

(xii)          “Indebtedness” of any Person means, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise, (iv) any commitment by which a Person assures a creditor against loss (including, contingent reimbursement liability with respect to letters of credit that are drawn as of the date of determination), (v) any indebtedness guaranteed in any manner by a Person (including, guarantees in the form of an agreement to repurchase or reimburse), (vi) any Liabilities under leases which are (or which should be under GAAP) recorded for accounting purposes as capitalized leases or financing leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, (vii) any unsatisfied obligation for “withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA, (viii) any amounts owed to any Person under any noncompetition, severance or similar arrangements (except for any severance payments which arise out of a termination of employment occurring after the Closing), (ix) any Liability of any Person under deferred compensation plans, phantom stock plans, or bonus plans, or similar arrangements made payable as a result of the consummation of the Transactions, (x) any dividends or distributions payable, or accrued for, by a Person, (xii) any other Liability or obligation required by GAAP to be reflected as indebtedness on a consolidated balance sheet of such Person as of the relevant date prepared in accordance with GAAP, and (xiii) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing obligations computed as though payment is being made in respect thereof on the applicable date. Notwithstanding the foregoing, “Indebtedness” expressly excludes the Transaction Expenses.

(xiii)        “Intellectual Property” means any and all of the following, as they exist in any jurisdiction throughout the world and under any international treaties or conventions: (A) patents, patent applications of any kind and patent rights (collectively, “Patents”); (B) registered and unregistered trademarks, service marks, trade names, trade dress, corporate names, logos, packaging design, slogans and Internet domain names, rights to social media accounts, and other indicia of source, origin or quality, together with all goodwill associated with any of the foregoing, and registrations and applications for registration of any of the foregoing (collectively,

“Marks”); (C) copyrights in both published and unpublished works (including without limitation all compilations, databases and computer programs, manuals and other documentation and all derivatives, translations, adaptations and combinations of the above) and registrations and applications for registration of any of the foregoing (collectively, “Copyrights”); (D) trade secrets and other confidential or proprietary information (including know-how, inventions and invention disclosures (whether or not patented or patentable and whether or not reduced to practice), ideas, research in progress, process technology, software development methodologies, algorithms, technical information, proprietary business information, customer and supplier lists, customer and supplier records, pricing and cost information, reports, plans, drawings, blue prints, data, databases, data collections, designs, processes, formulae, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, source code, source code documentation, testing procedures, testing results and business, financial, sales and marketing plans) and rights under applicable trade secret Law in the foregoing (collectively, “Trade Secrets”) ; (E) rights of publicity and privacy and data protection rights; (F) any and all other intellectual property rights and/or proprietary rights; and (G) goodwill and claims of infringement and misappropriation of any and all of the forgoing against third parties.

(xiv)         “Key Employee” means any executive-level employee (including division director and vice president-level positions) as well as any employee or consultant who either alone or in concert with others develops, invents, programs or designs any Company Intellectual Property

(xv)           “knowledge” means, with respect to the Company, the knowledge of Lena Phoenix and Steven Sashen after reasonable inquiry.

(xvi)         “Law” means any foreign or domestic (Federal, state or local) law, statute, ordinance, franchise, permit, concession, license, writ, rule, regulation, order, injunction, judgment or decree

(xvii)      “Liability” of “Liabilities” means any liabilities or obligations of any nature, whether accrued, absolute, contingent, asserted, unasserted or otherwise.

(xviii)    “Lien” means a lien, mortgage, deed of trust, charge, pledge, security interest or other encumbrance.

(xix)         “Material Adverse Effect” means any event, change, violation, inaccuracy, circumstance or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, condition (financial or other), business or results of operations of the Selling Stockholder or the Company, as applicable, and their respective Subsidiaries, taken as a whole; provided, however, that none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (i) the consummation of the Transactions contemplated hereby; (ii) any adverse effects attributable to conditions affecting the industries in which the Selling Stockholder or Company participates or the

U.S. economy as a whole; (iii) national or international political or social conditions, including earthquakes or other natural disasters, pandemics and any military conflicts or acts of terrorism anywhere in the world; (iv) any adverse change in the financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index); provided further, however, that any event, change, violation, inaccuracy, circumstance or effect referred to in clauses (ii), (iii) and (iv) immediately above shall be taken into account in determining whether there has been a Material Adverse Effect to the extent that such change, event, effect, claim, circumstance or matter has a disproportionate effect on the Selling Stockholder or Company compared to other participants in the industries in which they operate the Business.

(xx)           “person” means an individual, corporation, partnership, limited partnership, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

(xxi)         “Representative” means, with respect to a party, such party’s officers, directors, managers, employees, accountants, consultants, legal counsel, advisors, affiliates, partners, members, stockholders, subsidiaries, managers, agents and other representatives.

(xxii)      “Subsidiary” or “Subsidiaries” of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

(xxiii)    “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes including, any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, escheat, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever in the nature of a tax, regardless of whether imposed on the Company or any of its Subsidiaries directly or as a transferee or successor, by contract, or otherwise, in each case together with any interest or any penalty, or addition to tax imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (a “Tax Authority”).

(xxiv)     “Tax Return” (and, with correlative meaning, “Tax Returns”) means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(xxv)       “Transaction Documents” means this Agreement, the Restated Charter, the Voting Agreement, the Investors’ Rights Agreement, the Right of First Refusal and Co-Sale Agreement, the Management Services Agreement, the Employment Agreement, the MRL and each other agreement contemplated by this Agreement to be entered into at the Closing in connection with the Transactions.

(xxvi)     “Transaction Expenses” means all fees, costs and expenses (including legal, financial, advisory, investment banking, accounting or other fees and expenses) incurred by or on behalf of the Selling Stockholder, the Company, or any affiliate of the foregoing in connection with the negotiation, preparation and execution of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

(b)               The following terms shall have the meanings defined for such terms in the Sections of this Agreement set forth:

Term	Section

409A Plan

Acquired Shares

Agreement

Assets

Cash Purchase Price

Class A Voting Common Stock

Class B Non-Voting Common Stock

Closing

Closing Date

Code

Company

Company Copyrights

Company ERISA Affiliate

Company Marks

Company Patents

Company Permits

Company SEC Documents

Computershare

Disclosure Schedule

ERISA

Exchanged Shares

Financial Statements

Founder Sale

Governmental Entity

Licenses In

Licenses Out

PIAA

Product Warranty

Products

Section 2.02(e)

Preamble

Preamble

Section 2.19

Section 1.02(a)

Preamble

Section 2.02(a)

Section 1.03

Section 1.03

Section 2.02(e)

Preamble

Section 2.08(a)

Section 2.13(e)

Section 2.08(a)

Section 2.08(a)

Section 2.16

Section 2.10

Section 2.10(g)

Article II

Section 2.13(a)

Preamble

Section 2.11(a)

Preamble

Section 2.06(b)

Section 2.08(a)

Section 2.08(a)

Section 6.01(n)

Section 2.08(a)

Section 2.08(a)

Purchased Shares Purchasers Recapitalization Regulations A Released Parties Releases Restricted Period Secondary Price Secondary Shares Securities Act Transactions Selling Stockholder	Preamble Preamble Recitals Section 2.10 Section 5.03 Section 5.03 Section 5.02(a) Section 1.01(a) Preamble Section 2.2(c) Recitals Preamble

Exhibit A

Schedule of Purchasers[1]

	Founder Sale		Recapitalization		Primary Purchase		Total Series A Preferred Stock
Purchaser	# of Secondary Shares Purchased	$ Paid for Secondary Shares	# of Secondary Shares Exchanged	# of Shares of Series A Preferred Stock Received	# of Purchased Shares	Cash Purchase Price
TZP Group Investments, L.P. 7 Times Square - Suite 4307 New York, New York 10036 Attn: Erin Edwards Office: 646-553-6170 Cell: 516-313-9341 Email: eedwards@tzpgroup.com	1,054,196	$3,579,629.17	1,054,196	1,054,196	220,874	$750,000.00	1,275,070
TZP Group Holdings, L.P. 7 Times Square - Suite 4307 New York, New York 10036 Attn: Erin Edwards Office: 646-553-6170 Cell: 516-313-9341 Email: eedwards@tzpgroup.com	50,175	$170,373.00	50,175	50,175	2,311,814	$7,849,996.00	2,361,989
JKLM Advisors, LLC _______________ Attn: Marc Schneider	-	-	-	-	44,175	$150,000.00	44,175
Total:	1,104,371	$3,750,002.17	1,104,371	1,104,371	2,576,863	$8,749,996.00	3,681,234

[1] Any reconciliation of under or over payments of Cash Purchase Price as a result of rounding will be handled internally between the Purchasers.

Exhibit B

Restated Certificate

Exhibit C

Investors’ Rights Agreement

Exhibit D

Voting Agreement

Exhibit E

ROFR

Exhibit F

Management Services Agreement

Exhibit G

Form of Indemnification Agreement

Exhibit H

PIAA

Exhibit I

Legal Opinion

Exhibit J

Form of Employment Agreement

Exhibit K

MRL